Moody National REIT II, Inc. S-11

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Moody National REIT II, Inc.:

We consent to the use of our report dated August 22, 2014, with respect to the consolidated balance sheet of Moody National REIT II, Inc. and subsidiaries as of August 15, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Atlanta, Georgia
August 22, 2014

/s/ Frazier & Deeter, LLC